 CAREVIEW COMMUNICATIONS, INC. 10-K

  Exhibit 21.00

Subsidiaries of the registrant

●	CareView Communications, Inc., a Texas corporation (“CareView-TX”), a wholly owned subsidiary
●	CareView Operations, LLC, a Nevada limited liability company (“CareView Operations”), a wholly owned subsidiary